Exhibit 99.1
WYNDHAM WORLDWIDE CORPORATION
OFFER TO PURCHASE FOR CASH
ANY AND ALL OF OUR OUTSTANDING 3.50% CONVERTIBLE NOTES DUE 2012
(CUSIP No. 98310W AC2)

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF WEDNESDAY, MARCH 9, 2011, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY US.
          We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), any and all of our outstanding 3.50% Convertible Notes due 2012 (the “Convertible Notes”). Our offer to purchase the Convertible Notes, and the terms and conditions of this Offer to Purchase and the Letter of Transmittal, are referred to herein, collectively, as the “Offer.” The Offer will expire at 12:00 midnight, New York City time, at the end of Wednesday, March 9, 2011, unless the Offer is extended or earlier terminated by us, which date and time, as may be extended by us, we refer to herein as the “Expiration Date.”
          Upon the terms and subject to the conditions of the Offer, holders of Convertible Notes who validly tender and do not validly withdraw their Convertible Notes prior to 12:00 midnight, New York City time, at the end of the Expiration Date, will receive, for each $1,000 principal amount of such Convertible Notes, a cash purchase price equal to the sum of (i) the Average VWAP (as defined herein) multiplied by 79.5745 (the “Fixed Share Amount”) plus (ii) a fixed cash amount of $50.00, consisting of $5.00 in cash as compensation for the quarterly dividend on our common stock, which is expected to increase by $0.03 per share, that is expected to be declared on February 25, 2011 and paid March 25, 2011, plus $45.00 in cash as additional tender compensation, provided that in no event will the purchase price per $1,000 principal amount of Convertible Notes be less than $1,878.65. The Fixed Share Amount is equal to the number of shares of our common stock currently used to determine the settlement amount of the Convertible Notes. The Convertible Notes are not, by their terms, convertible into shares of our common stock, but are settled solely in cash. The Fixed Share Amount reflects prior adjustments for the Company’s quarterly cash dividends on its common stock, but will not be adjusted for the quarterly dividend that is expected to be declared on February 25, 2011 and paid on March 25, 2011. In addition, holders will receive in respect of their Convertible Notes that are accepted for purchase accrued and unpaid interest on such Convertible Notes to, but excluding, the settlement date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent. See “THE OFFER — Principal Amount of Convertible Notes; Price.”
          Throughout the Offer, an indicative purchase price will be available at http://www.gbsc-usa.com/Wyndham and from the Information Agent (as defined herein) which may be contacted at one of its telephone numbers listed on the back cover of this Offer to Purchase. We will determine the final purchase price promptly after the close of trading on the New York Stock Exchange on the Expiration Date. We will announce the final purchase price no later than 4:30 p.m., New York City time, on the Expiration Date, and the final purchase price will also be available by that time at http://www.gbsc-usa.com/Wyndham and from the Information Agent.
          To effectively tender Convertible Notes after 5:00 p.m., New York City time, on the Expiration Date, but before 12:00 midnight, New York City time, at the end of the Expiration Date, DTC participants may complete and sign a Voluntary Offering Instructions form and deliver it via facsimile to the Depositary (as defined herein). Immediately after delivering the Voluntary Offering Instructions form, a DTC participant should telephone the Depositary at its telephone number listed on the back cover of this Offer to Purchase to confirm receipt and determine if any further action is required. See “THE OFFER — Procedures for Tendering the Convertible Notes.”
          NEITHER THIS OFFER TO PURCHASE NOR THE OFFER HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
          Upon the terms and subject to the conditions of the Offer, all Convertible Notes validly tendered in the Offer and not validly withdrawn prior to 12:00 midnight, New York City time, at the end of the Expiration Date will be purchased in the Offer. As of February 8, 2011, there was $115,780,000 aggregate principal amount of Convertible Notes outstanding.
          The Offer is not conditioned on any minimum aggregate principal amount of Convertible Notes being tendered or upon our obtaining any financing. The Offer is, however, subject to the conditions discussed under “THE OFFER — Conditions of the Offer.”
          The Convertible Notes are not listed on any securities exchange. Our common stock trades on the New York Stock Exchange under the symbol “WYN.”
Dealer Managers for the Offer

Deutsche Bank Securities Inc.	Goldman, Sachs & Co.
Offer to Purchase dated February 9, 2011.

i

IMPORTANT INFORMATION
          References in this Offer to Purchase to “the Company,” “we,” “us” and “our” refer to Wyndham Worldwide Corporation, unless the context indicates otherwise.
          All of the Convertible Notes were issued in book-entry form and are currently represented by one or more global notes held for the account of The Depository Trust Company (“DTC”).
          You may tender your Convertible Notes by transferring them through DTC’s Automated Tender Offer Program (“ATOP”) or following the other procedures described under “THE OFFER — Procedures for Tendering the Convertible Notes.”
          We are not providing for procedures for tenders of Convertible Notes to be made by guaranteed delivery. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Date. If you hold your Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Convertible Notes on your behalf on or prior to the Expiration Date. Tenders not completed prior to 12:00 midnight, New York City time, at the end of the Expiration Date will be disregarded and of no effect.
          Notwithstanding any other provision of the Offer, our obligation to accept for purchase, and to pay the purchase price for, any Convertible Notes validly tendered and not validly withdrawn pursuant to the Offer is subject to and conditioned upon the satisfaction of, or where applicable, waiver by us of, all conditions of the Offer described under “THE OFFER — Conditions of the Offer.”
          You may direct questions and requests for assistance, including requests for additional copies of this Offer to Purchase or the Letter of Transmittal, to Global Bondholder Services Corporation, as information agent for the Offer (the “Information Agent”), and you may also direct questions regarding the Offer to Deutsche Bank Securities Inc. or Goldman, Sachs & Co., as the dealer managers for the Offer (the “Dealer Managers”), at their respective addresses and telephone numbers listed on the back cover of this Offer to Purchase. Global Bondholder Services Corporation is also acting as the depositary for the Offer (the “Depositary”). See “THE OFFER — Persons Employed in Connection with the Offer.”
          THE OFFER DOES NOT CONSTITUTE AN OFFER TO PURCHASE THE CONVERTIBLE NOTES IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON FROM WHOM, IT IS UNLAWFUL TO MAKE THE OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. SUBJECT TO APPLICABLE LAW, DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS OR THE AFFAIRS OF ANY OF OUR SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF.
          NONE OF US, OUR MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY HOLDER OF CONVERTIBLE NOTES AS TO WHETHER TO TENDER ANY CONVERTIBLE NOTES. NONE OF US, OUR MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE DEPOSITARY OR THE INFORMATION AGENT HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION OR GIVES ANY SUCH INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGERS, THE DEPOSITARY OR THE INFORMATION AGENT.

ii

WHERE YOU CAN FIND MORE INFORMATION
          We are subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, file reports and other information with the SEC. Such reports and other information filed with the SEC by us may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, Room 1580, Washington, D.C. 20549. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, Room 1580, Washington, D.C. 20549. Such material may also be accessed electronically at the SEC’s website at http://www.sec.gov. Statements made in this Offer to Purchase concerning the provisions of any contract, agreement, indenture or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture or other document filed with the SEC, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.
          Information about us is also available on our website at http://www.wyndhamworldwide.com. The information available on our website, apart from the documents posted on such website and specifically incorporated by reference herein, is not a part of this Offer to Purchase.
INCORPORATION OF DOCUMENTS BY REFERENCE
          The following documents filed by us with the SEC are incorporated herein by reference and shall be deemed to be a part of this Offer to Purchase:
•	Our annual report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on February 19, 2010;
•	Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, filed with the SEC on April 30, 2010, July 30, 2010 and October 28, 2010, respectively;
•	Our current reports on Form 8-K, filed with the SEC on February 26, 2010, March 31, 2010, May 18, 2010, July 21, 2010, September 23, 2010 and October 5, 2010 (other than any information in such reports that is deemed to have been furnished to, rather than filed with, the SEC in accordance with SEC rules); and
•	Our current reports on Form 8-K (other than any information in such reports that is deemed to have been furnished to, rather than filed with, the SEC in accordance with SEC rules), our quarterly reports on Form 10-Q and our annual report on Form 10-K for the year ended December 31, 2010, which we expect to file on or about February 18, 2011, in each case filed on or after the date hereof.
          Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Offer to Purchase, shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Offer to Purchase, except as so modified or superseded.
          Such documents are available at www.sec.gov. You may also obtain any document incorporated herein by reference by contacting the SEC as described above under “WHERE YOU CAN FIND MORE INFORMATION” or by contacting us at 22 Sylvan Way, Parsippany, New Jersey 07054, telephone: (973) 753-6000, Attention: Secretary. We will provide copies of the documents incorporated by reference, without charge, upon written or oral request. You should request such documents no later than Tuesday, March 1, 2011 so that such documents may be delivered to you prior to the Expiration Date.

iii

SUMMARY TERMS OF THE OFFER
          This summary highlights selected information from this Offer to Purchase and does not contain all the information that may be important to you in deciding whether to tender your Convertible Notes. You should read the Offer to Purchase and the Letter of Transmittal in their entirety before making your decision to tender your Convertible Notes. Cross references contained in this summary section will direct you to a more complete discussion of a particular topic located elsewhere in this Offer to Purchase.
Who is offering to purchase my Convertible Notes?
          Wyndham Worldwide Corporation is offering to purchase the Convertible Notes. The Convertible Notes were originally issued in May 2009 by the Company. Wyndham Worldwide Corporation is a Delaware corporation. The mailing address of our principal executive offices is 22 Sylvan Way, Parsippany, New Jersey 07054. Our telephone number is (973) 753-6000.
Why is the Company making the Offer?
          The principal purpose of the Offer is to reduce the amount of Convertible Notes outstanding. To the extent that any Convertible Notes are tendered and accepted in the Offer, we will reduce the risk that the cost to us of settling our conversion obligations under the Convertible Notes, which is a function of the trading price of our common stock, will increase in the event that the trading price of our common stock increases. See “PURPOSES, EFFECTS AND PLANS — Purposes of the Offer.”
If I tender my Convertible Notes and they are accepted for payment, how will I get the benefit of the increase in the common stock dividend?
          As discussed immediately below, the compensation offered includes an adjustment for our expected dividend increase. Although in the future the conversion rate for the Convertible Notes will be increased in accordance with the terms of the indenture governing the Convertible Notes, since you are being asked to tender your Convertible Notes and not convert them, you will receive the benefit of the quarterly dividend as part of the fixed cash amount of the consideration offered.
What are the securities being sought in the Offer and what is the purchase price?
          We are offering to purchase for cash, upon the terms and subject to the conditions of the Offer, any and all of our outstanding 3.50% Convertible Notes due 2012 (the “Convertible Notes”). Upon the terms and subject to the conditions of the Offer, holders of Convertible Notes who validly tender and do not validly withdraw their Convertible Notes prior to 12:00 midnight, New York City time, at the end of the Expiration Date, will receive, for each $1,000 of such Convertible Notes, a cash purchase price equal to the sum of:
•	the Average VWAP (as defined below) multiplied by 79.5745 (the “Fixed Share Amount”);
•	plus a fixed cash amount of $50.00, consisting of
•	$5.00 in cash as compensation for the quarterly dividend on our common stock, which is expected to increase by $0.03 per share, that is expected to be declared on February 25, 2011 and paid March 25, 2011, plus
•	$45.00 in cash as additional tender compensation,
provided that in no event will the purchase price per $1,000 principal amount of Convertible Notes be less than $1,878.65. The Fixed Share Amount is equal to the number of shares of our common stock currently used to determine the settlement amount of the Convertible Notes. The Convertible Notes are not, by their terms, convertible into shares of our common stock, but are settled solely in cash. The Fixed Share Amount reflects prior adjustments for the Company’s quarterly cash dividends on its common stock, but will not be adjusted for the quarterly dividend that is expected to be declared on February 25, 2011 and paid on March 25, 2011.

          In addition, holders will receive in respect of their Convertible Notes that are accepted for purchase accrued and unpaid interest on such Convertible Notes to, but excluding, the settlement date of the Offer. For the purposes of calculating the purchase price, the Average VWAP will be rounded to four decimal places and the final purchase price will be rounded to two decimal places. All amounts payable pursuant to the Offer will be rounded to the nearest cent. See “THE OFFER — Principal Amount of Convertible Notes; Price.”
          The “Average VWAP” means the sum of the Daily VWAPs (as defined below) for each day of the Averaging Period (as defined below) divided by 15.
          The “Averaging Period” means the period of fifteen (15) consecutive trading days beginning on February 16, 2011 and ending on the Expiration Date.
          The “Daily VWAP” means, for each trading day during the Averaging Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “WYN.N <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.
          For the purposes of determining the purchase price, in the event that on a trading day there is a “market disruption event” which means (i) a failure by the primary United States national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day (as defined below) for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, then the Daily VWAP for such trading day shall be the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, to the extent practicable by a nationally recognized independent investment banking firm retained for this purpose by us.
          For the purposes of determining the purchase price, a “trading day” means a “business day.”
          The table below provides examples of the purchase price per $1,000 principal amount of Convertible Notes assuming that the Average VWAP reaches specified levels. The actual purchase price will be subject to the minimum purchase price described above.

Illustrative Purchase
Sample Average VWAP	Price
$27.00	$2,198.51
$27.50	$2,238.30
$28.00	$2,278.09
$28.50	$2,317.87
$29.00	$2,357.66
$29.50	$2,397.45
$30.00	$2,437.24
$30.50	$2,477.02
$31.00	$2,516.81
$31.50	$2,556.60
$32.00	$2,596.38
$32.50	$2,636.17
$33.00	$2,675.96

          See “THE OFFER — Principal Amount of Convertible Notes; Price — Sample Calculations of Purchase Price” for more detailed illustrative calculations of the purchase price.
          As of February 8, 2011, there was $115,780,000 aggregate principal amount of Convertible Notes outstanding.
When will I know the purchase price for the Offer?
          We will determine the final purchase price promptly after the close of trading on the New York Stock Exchange on the Expiration Date. We will announce the final purchase price no later than 4:30 p.m., New York City time, on the Expiration Date, and the final purchase price will also be available by that time at http://www.gbsc-usa.com/Wyndham and from the Information Agent. We note that the minimum purchase price with respect to the Offer of $1,878.65 per $1,000 principal amount of Convertible Notes has already been established. See “THE OFFER — Principal Amount of Convertible Notes; Price.”
How may I obtain information regarding the purchase price during the Offer?
          Throughout the Offer, an indicative purchase price will be available at http://www.gbsc-usa.com/Wyndham and from the Information Agent at one of its telephone numbers listed on the back cover of this Offer to Purchase. We will determine the final purchase price promptly after the close of trading on the New York Stock Exchange on the Expiration Date. We will announce the final purchase price no later than 4:30 p.m., New York City time, on the Expiration Date, and the final purchase price will also be available by that time at http://www.gbsc-usa.com/Wyndham and from the Information Agent. See “THE OFFER — Principal Amount of Convertible Notes; Price.”
Is there a minimum purchase price that will be paid in the Offer?
          Yes. In no event will the purchase price paid in the Offer be less than $1,878.65 per $1,000 principal amount of Convertible Notes validly tendered and not validly withdrawn prior to 12:00 midnight, New York City time, at the end of the Expiration Date. See “THE OFFER — Principal Amount of Convertible Notes; Price.”
Is there a maximum purchase price that will be paid in the Offer?
          No. While there is a minimum purchase price that will be paid by us for Convertible Notes validly tendered and not validly withdrawn in the Offer, there is no maximum purchase price. See “THE OFFER — Principal Amount of Convertible Notes; Price.”
Will I receive interest on my Convertible Notes purchased pursuant to the Offer?
          Yes. Holders will receive in respect of their Convertible Notes that are accepted for purchase accrued and unpaid interest on such Convertible Notes to, but excluding, the settlement date of the Offer.
How and when will I be paid?
          If your Convertible Notes are accepted for purchase in the Offer, you will be paid the purchase price and the accrued and unpaid interest payable, in cash, promptly after the Expiration Date and the acceptance of such Convertible Notes for purchase. Payment will be made in U.S. dollars to an account designated by the Depositary, which will act as your custodian or nominee for the purpose of receiving payment from us and transmitting payment to you. All amounts payable pursuant to the Offer will be rounded to the nearest cent. See “THE OFFER — Purchase of the Convertible Notes; Payment of Purchase Price.”
Will I have an opportunity to tender my Convertible Notes in the Offer, or withdraw previously tendered Convertible Notes, after the determination of the final purchase price?
          Yes. Since the purchase price to be paid in the Offer will be announced by us by 4:30 p.m., New York City time, on the Expiration Date and the Offer will not expire earlier than 12:00 midnight, New York City time, at the end of the Expiration Date, you will have approximately 7.5 hours following the determination of the final purchase price to tender your Convertible Notes in the Offer or to withdraw your previously tendered Convertible Notes. See

“THE OFFER — Principal Amount of Convertible Notes; Price,” “THE OFFER — Procedures for Tendering the Convertible Notes” and “THE OFFER — Withdrawal Rights.”
          If your Convertible Notes are held of record through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender or withdraw your Convertible Notes after 5:00 p.m., New York City time, on the Expiration Date, you must make arrangements with your nominee for such nominee to fax a Voluntary Offering Instructions form (in the case of a tender) or a notice of withdrawal form (in the case of a withdrawal) to the Depositary at its number on the back cover of this Offer to Purchase on your behalf prior to 12:00 midnight, New York City time, at the end of the Expiration Date, in accordance with the procedures described under “THE OFFER — Procedures for Tendering the Convertible Notes” and “THE OFFER — Withdrawal Rights.”
How many Convertible Notes will the Company purchase in all?
          Upon the terms and subject to the conditions of the Offer, we will purchase any and all of our outstanding Convertible Notes validly tendered and not validly withdrawn prior to 12:00 midnight, New York City time, at the end of the Expiration Date. See “THE OFFER — Principal Amount of Convertible Notes; Price.”
Is the Offer subject to any minimum tender or other conditions?
          Our obligation to purchase Convertible Notes validly tendered and not validly withdrawn in the Offer is not subject to any minimum tender condition or financing condition. However, the Offer is subject to the conditions described under “THE OFFER — Conditions of the Offer.”
Will all of the Convertible Notes that I validly tender in the Offer, and do not validly withdraw, be purchased?
          Upon the terms and subject to the conditions of the Offer, we will purchase all of the Convertible Notes that you validly tender pursuant to the Offer and do not validly withdraw.
May I tender only a portion of the Convertible Notes that I own?
          Yes. You do not have to tender all of the Convertible Notes that you own to participate in the Offer, except that Convertible Notes must be tendered in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
How long do I have to tender my Convertible Notes in the Offer?
          You will have until 12:00 midnight, New York City time, at the end of March 9, 2011 to decide whether to tender your Convertible Notes in the Offer, provided that we do not choose to extend the Offer. We cannot assure you that we will extend the Offer or, if we extend the Offer, for how long it will be extended. See “THE OFFER — Principal Amount of Convertible Notes; Price,” “THE OFFER — Procedures for Tendering Convertible Notes” and “THE OFFER — Extension of the Offer; Termination; Amendment.”
          If your Convertible Notes are held through a broker, dealer, commercial bank, trust company or other nominee, you should be aware that such broker, dealer, commercial bank, trust company or other nominee may establish their own earlier deadline for participation in the Offer. Accordingly, you should contact your broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine by when you must take action in order to participate in the Offer.
Under what circumstances can the Offer be extended, amended or terminated?
          Subject to applicable law, we may extend the Offer, at any time or from time to time, for any reason. Subject to applicable law, we also expressly reserve the right, at any time or from time to time, to amend the terms of the Offer in any respect prior to the Expiration Date. If the Offer is terminated, no Convertible Notes will be accepted for purchase and any Convertible Notes that have been tendered will be returned to the holder promptly after the termination. For more information regarding our right to extend, amend or terminate the Offer, see “THE OFFER — Extension of the Offer; Termination; Amendment.”

How will I be notified if the Offer is extended, amended or terminated?
          Amendments to or terminations of the Offer may be made at any time and from time to time by notice to the Depositary followed by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Date. See “THE OFFER — Extension of the Offer; Termination; Amendment.”
How do I participate in the Offer?
          You may tender your Convertible Notes by transferring the Convertible Notes through ATOP or following the other procedures described under “THE OFFER — Procedures for Tendering Convertible Notes.”
What must I do to participate if my Convertible Notes are held of record by a broker, dealer, commercial bank, trust company or other nominee?
          If you wish to tender your Convertible Notes and they are held of record by a broker, dealer, commercial bank, trust company or other nominee, you should contact such entity promptly and instruct it to tender your Convertible Notes on your behalf.
          You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee promptly to make arrangements for processing your instruction.
          Should you have any questions as to the procedures for tendering your Convertible Notes, please call your broker, dealer, commercial bank, trust company or other nominee, or call the Information Agent at one of its telephone numbers listed on the back cover of this Offer to Purchase.
          We are not providing for procedures for tenders of Convertible Notes to be made by guaranteed delivery. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Date. If you hold your Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Convertible Notes on your behalf on or prior to the Expiration Date. Tenders not completed prior to 12:00 midnight, New York City time, at the end of the Expiration Date will be disregarded and of no effect.
          See “THE OFFER — Procedures for Tendering the Convertible Notes.”
Once I have tendered Convertible Notes, can I change my mind?
          You may withdraw previously tendered Convertible Notes at any time before the Offer expires. In addition, after the Offer expires, if we have not accepted for purchase the Convertible Notes you have tendered, you may withdraw your Convertible Notes at any time after midnight, New York City time, on the 40th business day after the commencement of the Offer.
          To withdraw Convertible Notes previously tendered, you or your broker, dealer, commercial bank, trust company or other nominee must cause the DTC participant holding the Convertible Notes through its DTC account to timely generate a “Request Message” with respect to the withdrawal specifying the amount of Convertible Notes to be withdrawn, the name of the registered holder of the Convertible Notes and the number of the account at DTC to be credited with the withdrawn Convertible Notes, and you must otherwise comply with DTC’s procedures. See “THE OFFER — Withdrawal Rights.”
What is the market value of my Convertible Notes as of a recent date?
          There is no established reporting system or trading market for trading in the Convertible Notes. However, we believe that the Convertible Notes are currently traded over-the-counter and that there is currently a correlation between trading prices for the Convertible Notes and trading prices for the shares of our common stock. The closing price of our common stock on the New York Stock Exchange on February 8, 2011 was $30.85 per share. The product of such closing price and the Fixed Share Amount of 79.5745 shares of our common stock per $1,000 principal amount of Convertible Notes (subject to adjustment in certain events) equals $2,454.87. See “PURPOSES, EFFECTS AND PLANS — Material Differences in the Rights of Security Holders as a Result of the Offer.” You are urged to obtain more current price information for our common stock and the Convertible Notes. See “THE OFFER — Market and Recent Prices for the Convertible Notes and the Common Stock.”
How will participation in the Offer affect my rights with respect to the Convertible Notes?
          If your Convertible Notes are tendered and accepted in the Offer, you will receive the purchase price and accrued and unpaid interest with respect thereto, to, but excluding, the settlement date of the Offer, but you will give up all rights and obligations associated with ownership of the Convertible Notes. See “PURPOSES, EFFECTS AND PLANS — Material Differences in the Rights of Convertible Note Holders as a Result of the Offer.”
If the Offer is completed and I do not participate in the Offer, how will my rights and obligations under my untendered Convertible Notes be affected?
          The rights and obligations under the Convertible Notes that remain outstanding after settlement of the Offer will not change as a result of the Offer. However, if a sufficiently large principal amount of Convertible Notes does not remain outstanding after settlement of the Offer, any trading market for the remaining outstanding principal amount of Convertible Notes may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of any trading in the Convertible Notes. See “PURPOSES, EFFECTS AND PLANS — Material Differences in the Rights of Convertible Note Holders as a Result of the Offer” and “PURPOSES, EFFECTS AND PLANS — Effects of the Offer on the Market for Convertible Notes.”
Will I receive shares of the Company’s common stock if I convert my Convertible Notes?
          If a holder converts Convertible Notes, a holder will receive on the relevant settlement date for such conversion an amount in cash equal to the relevant settlement amount determined in accordance with the terms of the Convertible Notes. Under no circumstances would shares of the Company’s common stock be delivered upon the conversion of a Convertible Note.
Will the Company be filing a Schedule TO and complying with Exchange Act Rule 13e-4 in connection with the Offer?
          Because the Convertible Notes are not convertible into shares of the Company’s common stock but instead cash is paid upon any settlement of Convertible Notes, the Convertible Notes are not equity securities for the purposes of the Exchange Act and accordingly, Rule 13e-4 will not apply to the Offer and the Company will not be required to file a Schedule TO with the SEC.
Will I have to pay brokerage commissions or transfer taxes if I tender my Convertible Notes in the Offer?
          A registered holder of Convertible Notes that tenders its Convertible Notes directly to the Depositary and who does not give instructions for payment to be made or delivered, or unpurchased Convertible Notes to be issued or delivered, to another person will not need to pay any brokerage commissions to the Dealer Managers or transfer taxes. If you hold Convertible Notes through a broker or bank that is not a Dealer Manager, however, you should ask your broker or bank whether you will be charged a fee to tender your Convertible Notes. See “THE OFFER — Procedures for Tendering the Convertible Notes,” “THE OFFER — Purchase of the Convertible Notes; Payment of Purchase Price” and “THE OFFER — Brokerage Commissions.”
What are the tax consequences of tendering my Convertible Notes?
          Holders of Convertible Notes may be subject to United States federal income taxation upon the receipt of cash from us as payment for the Convertible Notes tendered in the Offer. See “PURPOSES, EFFECTS AND PLANS — Certain Material United States Federal Income Tax Considerations.”
Is anyone making a recommendation regarding whether I should participate in the Offer?
          None of us, our management or Board of Directors, the Dealer Managers, the Depositary or the Information Agent makes any recommendation to any holder of Convertible Notes as to whether to tender any Convertible

Notes. None of us, our management or Board of Directors, the Dealer Managers, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, the Dealer Managers, the Depositary or the Information Agent.
          Before making your decision, we urge you to read this Offer to Purchase including the documents incorporated by reference herein, and the Letter of Transmittal in their entirety. We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.
What is the Company going to do about the call spread hedging arrangements entered into in connection with the issuance of the Convertible Notes?
          In May 2009, contemporaneous with the original offering of the Convertible Notes, we (i) purchased call options on our common stock with a strike price equal to the per share conversion price of the Convertible Notes (the “Call Options”) to offset our exposure to cash payments upon conversion of any Convertible Notes, and (ii) sold warrants on our common stock with a strike price of approximately $20 per share, which may be settled in net shares or cash at our option (the “Warrants”).
          We have entered into an Agreement of Tender Offer Related Partial Call and Warrant Termination (each a “Partial Termination Agreement”) with each of the three banks that is a counterparty with respect to the Call Options and the Warrants. Under the Partial Termination Agreements, we may, upon consummation of the Offer, elect to terminate, in the aggregate, on a ratable basis among the three bank counterparties, a percentage of the Call Options and the Warrants equivalent to the percentage of the outstanding aggregate principal amount of the Convertible Notes acquired through the Offer.
How will the Company pay for the Convertible Notes and for any expense associated with the Partial Termination Agreements?
          We would need approximately $291 million to purchase all of the Convertible Notes outstanding as of February 8, 2011, assuming a purchase price per $1,000 principal amount of Convertible Notes of $2,504.87, based on an assumed Average VWAP of $30.85, which is the closing price per share of our common stock on the New York Stock Exchange on February 8, 2011, and assuming that the purchase of Convertible Notes pursuant to the Offer is settled on March 10, 2011.
          If we exercise our rights under the Partial Termination Agreements, we may receive proceeds as a result of the termination of the Call Options and the Warrants.
          We intend to use a combination of cash on hand and borrowings under our existing revolving credit facility, or other debt financings, to pay for all Convertible Notes that we purchase in the Offer and any expense associated with the Partial Termination Agreements. There is no financing condition to the Offer. See “THE OFFER — Source and Amount of Funds.”
Whom can I talk to if I have questions about the Offer?
          Global Bondholder Services Corporation is acting as the Information Agent for the Offer and Deutsche Bank Securities Inc. and Goldman, Sachs & Co. are acting as the Dealer Managers for the Offer. You may call the Information Agent or the Dealer Managers if you have any questions about the Offer. See “The OFFER — Persons Employed in Connection with the Offer” and the back cover of this Offer to Purchase for further information.
FORWARD-LOOKING STATEMENTS
          This Offer to Purchase includes forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industries in which we operate, management’s beliefs, and assumptions made by management. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of us. Words such as “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
          A number of important factors could cause our results to differ materially from those indicated by such forward-looking statements, including those detailed under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2009 and our quarterly reports on Form 10-Q for the periods ended March 31, 2010, June 30, 2010 and September 30, 2010. Additional factors may emerge from time to time, and it is not possible for us to predict all of them; nor can we assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

THE OFFER
The Offeror
          Wyndham Worldwide Corporation is offering to purchase any and all of our outstanding 3.50% Convertible Notes due 2012 (the “Convertible Notes”). The Convertible Notes were originally issued in May 2009. Wyndham Worldwide Corporation is a Delaware corporation. The mailing address of our principal executive offices is 22 Sylvan Way, Parsippany, New Jersey 07054. Our telephone number is (973) 753-6000.
Principal Amount of Convertible Notes; Price
          We are offering to purchase for cash, upon the terms and subject to the conditions of the Offer, any and all of the outstanding Convertible Notes for a cash purchase price for each $1,000 principal amount of Convertible Notes equal to the sum of:
•	the Average VWAP (as defined below) multiplied by 79.5745 (the “Fixed Share Amount”);
•	plus a fixed cash amount of $50.00, consisting of
•	$5.00 in cash as compensation for the quarterly dividend on our common stock, which is expected to increase by $0.03 per share, that is expected to be declared on February 25, 2011 and paid March 25, 2011, plus
•	$45.00 in cash as additional tender compensation,
provided that in no event will the purchase price per $1,000 principal amount of Convertible Notes be less than $1,878.65. The Fixed Share Amount is equal to the number of shares of our common stock currently used to determine the settlement amount of the Convertible Notes. The Convertible Notes are not, by their terms, convertible into shares of our common stock, but are settled solely in cash. The Fixed Share Amount reflects prior adjustments for the Company’s quarterly cash dividends on its common stock, but will not be adjusted for the quarterly dividend that is expected to be declared on February 25, 2011 and paid on March 25, 2011.
          In addition, holders will receive in respect of their Convertible Notes that are accepted for purchase accrued and unpaid interest on such Convertible Notes to, but excluding, the settlement date of the Offer. For the purposes of calculating the purchase price, the Average VWAP will be rounded to four decimal places and the final purchase price will be rounded to two decimal places. All amounts payable pursuant to the Offer will be rounded to the nearest cent.
          The “Average VWAP” means the sum of the Daily VWAPs (as defined below) for each day of the Averaging Period (as defined below) divided by 15.
          The “Averaging Period” means the period of fifteen (15) consecutive trading days beginning on February 16, 2011 and ending on the Expiration Date.
          The “Daily VWAP” means, for each of the trading days during the Averaging Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “WYN.N <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.
          For the purposes of determining the purchase price, in the event that on a trading day there is a “market disruption event” which means (i) a failure by the primary United States national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day (as defined below) for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, then the Daily VWAP for such trading day shall be the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, to the extent practicable by a nationally recognized independent investment banking firm retained for this purpose by us.
          For the purposes of determining the purchase price, a “trading day” means a “business day.”
          Subject to the terms and conditions of the Offer, all Convertible Notes validly tendered in the Offer and not validly withdrawn will be purchased in the Offer. As of February 8, 2011, there was $115,780,000 aggregate principal amount of Convertible Notes outstanding.
Sample Calculations of Purchase Price
          For purposes of illustration, the table below indicates the total purchase price (and fixed and variable components thereof) that would be calculated on the basis of the pricing formula described above with respect to each $1,000 principal amount of Convertible Notes, assuming a range of sample Average VWAPs indicated in the left-hand column. The actual Average VWAP may be higher or lower than the sample Average VWAPs below. The actual purchase price will be subject to the minimum purchase price described above.

Sample	Variable Component	Fixed Component	Illustrative
Average VWAP	of Purchase Price	of Purchase Price	Purchase Price
$27.00	$2,148.51	$50.00	$2,198.51
$27.50	$2,188.30	$50.00	$2,238.30
$28.00	$2,228.09	$50.00	$2,278.09
$28.50	$2,267.87	$50.00	$2,317.87
$29.00	$2,307.66	$50.00	$2,357.66
$29.50	$2,347.45	$50.00	$2,397.45
$30.00	$2,387.24	$50.00	$2,437.24
$30.50	$2,427.02	$50.00	$2,477.02
$31.00	$2,466.81	$50.00	$2,516.81
$31.50	$2,506.60	$50.00	$2,556.60
$32.00	$2,546.38	$50.00	$2,596.38
$32.50	$2,586.17	$50.00	$2,636.17
$33.00	$2,625.96	$50.00	$2,675.96
          In addition to the purchase price payable, holders will receive in respect of their Convertible Notes that are accepted for purchase accrued and unpaid interest on such Convertible Notes to, but excluding, the settlement date of the Offer. Throughout the Offer, an indicative Average VWAP and the resulting indicative purchase price will be available at http://www.gbsc-usa.com/Wyndham and from the Information Agent at one of its telephone numbers listed on the back cover of this Offer to Purchase. We will determine the final purchase price promptly after the close of trading on the New York Stock Exchange on the Expiration Date. We will announce the final purchase price no later than 4:30 p.m., New York City time, on the Expiration Date, and the final purchase price will also be available by that time at http://www.gbsc-usa.com/Wyndham and from the Information Agent.
          The following summarizes the purchase price information that will be available during the Offer:
•	By 4:30 p.m., New York City time, on each trading day after the commencement date of the Offer and before the first day of the Averaging Period, the webpage will show an indicative Average VWAP and the resulting indicative purchase price calculated as though that day were the Expiration Date (i.e., it will show the indicative Average VWAP for that day and the preceding 14 trading days and the resulting indicative purchase price).

•	During each trading day during the Averaging Period, the webpage will show the indicative Average VWAP and resulting indicative purchase price using cumulative actual trading data, updated every three hours starting at 10:30 a.m., New York City time, on each trading day as follows:
•	On the first trading day of the Averaging Period, the webpage will show the indicative Average VWAP and resulting indicative purchase price that reflect the actual Intra-Day VWAP (as defined below) during the elapsed portion of that trading day.
•	On each subsequent trading day of the Averaging Period, the webpage will show the indicative Average VWAP and resulting indicative purchase price that reflect the simple arithmetic average of the Daily VWAP on the preceding trading days of the Averaging Period and the actual Intra-Day VWAP during the elapsed portion of such subsequent trading day, weighting the Daily VWAP for each preceding trading day in the period the same as such actual Intra-Day VWAP. For example, at any time during the 15th trading day of the Averaging Period, the webpage will show the indicative Average VWAP equal to (a) the combined Daily VWAP for the preceding 14 trading days plus the actual Intra-Day VWAP during the elapsed portion of the 15th trading day divided by (b) 15, as well as the resulting indicative purchase price.
•	Each time the webpage is updated, it will also show the closing trading price (or, after the Averaging Period starts, a reasonably current trading price) for our common stock on the New York Stock Exchange.
          “Intra-Day VWAP” at any time on any day means the volume weighted average price of our common stock on the New York Stock Exchange for the period beginning at the official open of trading on that day and ending as of that time on that day, as calculated by Bloomberg. The data used to derive the Intra-Day VWAP during the Averaging Period will reflect a 20-minute reporting delay.
          We will determine the final purchase price promptly after the close of trading on the New York Stock Exchange on the Expiration Date. We will announce the final purchase price no later than 4:30 p.m., New York City time, on the Expiration Date, and the final purchase price will also be available by that time at http://www.gbsc-usa.com/Wyndham and from the Information Agent.
          At any time during the Offer, you may also contact the Information Agent to obtain an indicative Average VWAP and the resulting indicative purchase price (and, once it is determined, the final purchase price) at one of its telephone numbers listed on the back cover of this Offer to Purchase.
          All Convertible Notes validly tendered but not purchased because the Offer is not completed will be returned to you at our expense promptly following the earlier of the termination or expiration of the Offer.
          You may withdraw your Convertible Notes from the Offer by following the procedures described under “THE OFFER — Withdrawal Rights.”
          If we:
•	adjust the pricing formula or the minimum purchase price;
•	otherwise increase or decrease the purchase price to be paid for the Convertible Notes; or
•	decrease the principal amount of Convertible Notes we are seeking to purchase, then the Offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described under “THE OFFER — Extension of the Offer; Termination; Amendment.” The calculation of the final purchase price on the basis of the formula described above will not be considered an increase or decrease in the price to be paid in the Offer and will not require an extension of the Offer. For purposes of the Offer, a “business day” means any day other than a

Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.
          The Offer is not conditioned on any minimum principal amount of Convertible Notes being tendered or upon our obtaining any financing. The Offer is, however, subject to other conditions discussed under “THE OFFER — Conditions of the Offer.”
Procedures for Tendering the Convertible Notes
          All of the Convertible Notes are held in book-entry form through the facilities of DTC, and all of the Convertible Notes are currently represented by one or more global certificates held for the account of DTC.
          If you desire to tender Convertible Notes, you may tender such Convertible Notes to the Depositary through DTC’s Automated Tender Offer Program (“ATOP”) or by submitting a signed Letter of Transmittal, together with a confirmation of book-entry transfer of the Convertible Notes and any other required documents, in either case by following the procedures set forth below.
          We are not promising for tenders of Convertible Notes to be made by guaranteed delivery. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Date. If you hold your Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Convertible Notes on your behalf on or prior to the Expiration Date. Tenders not completed prior to 12:00 midnight, New York City time, at the end of the Expiration date will be disregarded and of no effect.
How to Tender If You Are a Beneficial Owner but Not a DTC Participant
          If you hold your Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee, you will need to timely instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Convertible Notes prior to the Expiration Date in the manner described below and upon the terms and conditions set forth in this Offer to Purchase. Please refer to any materials forwarded to you by your broker, dealer, commercial bank, trust company or other nominee to determine how you can timely instruct your nominee to take these actions.
          In order to participate in the Offer, you must instruct your broker, dealer, commercial bank, trust company or other nominee to participate on your behalf. Your broker, dealer, commercial bank, trust company or other nominee should arrange for the DTC participant holding the Convertible Notes through its DTC account to tender those Convertible Notes in the Offer to the Depositary prior to 12:00 midnight, New York City time, at the end of the Expiration Date.
          If you hold your Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Convertible Notes on your behalf prior to 12:00 midnight, New York City time, at the end of the Expiration Date.
          You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee promptly to make arrangements for processing your instruction.
          If you hold your Convertible Notes through a broker or bank other than the Dealer Managers, you should ask your broker or bank if you will be charged a fee to tender your Convertible Notes through such broker or bank.
How to Tender if You Are a DTC Participant
          To participate in the Offer, a DTC participant must:
•	comply with the ATOP procedures of DTC described below; or

•	(i) complete and sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal, (ii) have the signature on the Letter of Transmittal guaranteed if the Letter of Transmittal so requires, (iii) mail or deliver the Letter of Transmittal or facsimile thereof, together with any other documents required by the Letter of Transmittal, to the Depositary prior to 12:00 midnight, New York City time, at the end of the Expiration Date, and (iv) ensure that the Depositary receives, prior to 12:00 midnight, New York City time, at the end of the Expiration Date, a timely confirmation of book-entry transfer of such Convertible Notes into the Depositary’s account at DTC according to the procedure for book-entry transfer described below.
          No documents should be sent to us, the Dealer Managers or the Information Agent. The Agent’s Message or the Letter of Transmittal should be delivered only to the Depositary. The Depositary will not accept any tender materials other than the Letter of Transmittal or the Agent’s Message.
          By tendering Convertible Notes pursuant to the Offer, you will be deemed to have agreed that the delivery and surrender of the Convertible Notes is not effective, and the risk of loss of the Convertible Notes does not pass to the Depositary, until receipt by the Depositary of the items listed above together with all accompanying evidences of authority and any other required documents in form satisfactory to us. In all cases, you should allow sufficient time to assure delivery to the Depositary prior to 12:00 midnight, New York City time, at the end of the Expiration Date.
Tendering through DTC’s ATOP
          The Depositary will establish an account at DTC with respect to the Convertible Notes for purposes of the Offer, and any financial institution that is a DTC participant may make book-entry delivery of eligible Convertible Notes by causing DTC to transfer such Convertible Notes into the Depositary’s account in accordance with DTC’s procedures for such transfer.
          The Depositary and DTC have confirmed that Convertible Notes held in book-entry form through DTC that are to be tendered in the Offer are eligible for ATOP. To effectively tender Convertible Notes, DTC participants may until 5:00 p.m., New York City time, on the Expiration Date, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Depositary, electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance, execute a book-entry delivery to the Depositary’s account at DTC and send an Agent’s Message to the Depositary for its acceptance. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to DTC does not constitute delivery to the Depositary.
          The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the DTC participant described in such Agent’s Message, stating that such participant has received and agrees to be bound by the terms and conditions of the Offer as set forth in this Offer to Purchase and the Letter of Transmittal, and that we may enforce such agreement against such participant.
          To effectively tender Convertible Notes after 5:00 p.m., New York City time, on the Expiration Date, but before 12:00 midnight, New York City time, at the end of the Expiration Date, DTC participants may complete and sign a Voluntary Offering Instructions form and deliver it via facsimile to the Depositary at the facsimile number shown on the back cover of this Offer to Purchase. The Voluntary Offering Instructions form is available at http://www.gbsc-usa.com/Wyndham. Immediately after delivering the Voluntary Offering Instructions form, a DTC participant should telephone the Depositary at its telephone number listed on the back cover of this Offer to Purchase to confirm receipt and determine if any further action is required.
          If you desire to tender your Convertible Notes on the Expiration Date through ATOP, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.
          If your Convertible Notes are held of record through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Convertible Notes after 5:00 p.m., New York City time, on the Expiration Date, you must make arrangements with your nominee for such nominee to fax a Voluntary Offering Instructions form to the Depositary at its number on the back cover of this Offer to Purchase on your behalf prior to

12:00 midnight, New York City time, at the end of the Expiration Date, in accordance with the procedures described above.
Signature Guarantees
          All signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, a “Medallion Signature Guarantor”) unless the Convertible Notes tendered or withdrawn, as the case may be, pursuant thereto are tendered (1) by the DTC participant whose name appears on a security position listing as the owner of the Convertible Notes who has not completed the box entitled Special Payment Instructions or Special Delivery Instructions on the Letter of Transmittal or (2) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank, trust company or other nominee having an office or correspondent in the United States. If Convertible Notes are registered in the name of a person other than the signatory of a Letter of Transmittal or a notice of withdrawal, as the case may be, or if delivery of the purchase price is to be made or tendered, or Convertible Notes that are not accepted are to be returned, to a person other than the holder, then the signature on the Letter of Transmittal accompanying the tendered Convertible Notes must be guaranteed by a Medallion Signature Guarantor as described above.
General Provisions
          The method of delivery of Convertible Notes and all other documents or instructions including, without limitation, the Agent’s Message and the Letter of Transmittal, is at your risk.
          All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders and withdrawals of Convertible Notes will be determined by us. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our determinations of these matters. Alternative, conditional or contingent tenders will not be considered valid. We reserve the absolute right to reject any or all tenders of Convertible Notes that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Convertible Notes. A waiver of any defect of irregularity with respect to the tender of any Convertible Note shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other Convertible Notes except to the extent we may otherwise so provide. We will interpret the terms and conditions of the Offer. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our interpretation of the terms and conditions of the Offer. Tenders of Convertible Notes shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any tender of Convertible Notes, or will incur any liability to you for failure to give any such notification.
          All tendering holders, by execution of the Letter of Transmittal or a Voluntary Offering Instructions form or a facsimile thereof, or transmission of an Agent’s Message through ATOP, waive any right to receive notice of the acceptance of their Convertible Notes for purchase.
          Convertible Notes being tendered must be delivered to the Depositary in accordance with the procedures described in this Offer to Purchase, before 12:00 midnight, New York City time, at the end of the Expiration Date.
No Appraisal Rights
          No appraisal rights are available to holders of Convertible Notes under applicable law in connection with the Offer.
Your Representation and Warranty; our Acceptance Constitutes an Agreement
          A tender of Convertible Notes under the procedures described above will constitute your acceptance of the terms and conditions of the Offer. In addition, by instructing your custodian or nominee to tender your Convertible Notes in the Offer, you are representing, warranting and agreeing that, among other things:

•	you have received a copy of this Offer to Purchase and the Letter of Transmittal and agree to be bound by all the terms and conditions of the Offer;
•	you have full power and authority to tender your Convertible Notes;
•	you have assigned and transferred the Convertible Notes to the Depositary and irrevocably constitute and appoint the Depositary as your true and lawful agent and attorney-in-fact to cause your Convertible Notes to be tendered in the Offer, that power of attorney being irrevocable and coupled with an interest, subject only to the right of withdrawal described in this Offer to Purchase; and
•	your Convertible Notes are being tendered, and will, when accepted by the Depositary, be free and clear of all charges, liens, restrictions, claims, equitable interests and encumbrances, other than the claims of a holder under the express terms of the Offer.
          Your custodian or nominee, by delivering, or causing to be delivered, the Convertible Notes and the completed Agent’s Message or Letter of Transmittal to the Depositary is representing and warranting that you, as owner of the Convertible Notes, have represented, warranted and agreed to each of the above.
          By tendering Convertible Notes pursuant to the Offer, you will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the Depositary or by us to be necessary or desirable to complete the tender, sale, assignment and transfer of the Convertible Notes tendered thereby.
          Our acceptance for purchase of Convertible Notes tendered under the Offer will constitute a binding agreement between you and us upon the terms and conditions of the Offer described in this Offer to Purchase and the related documents. Such agreement will be governed by, and construed in accordance with, the laws of the State of New York.
Return of the Convertible Notes if the Offer is not Completed
          If any validly tendered Convertible Notes are not purchased because the Offer is not completed, such unpurchased Convertible Notes will be returned without cost to the tendering holder promptly after the earlier of the termination or expiration of the Offer by book-entry delivery through DTC to the accounts of the applicable DTC participants.
Backup Withholding and Information Reporting
          For a discussion of certain material United States federal income tax consequences to tendering holders, including possible information reporting and backup withholding, see “PURPOSES, EFFECTS AND PLANS — Certain Material United States Federal Income Tax Considerations.”
Withdrawal Rights
          Convertible Notes tendered in the Offer may be withdrawn at any time before 12:00 midnight, New York City time, at the end of the Expiration Date and may also be withdrawn at any time after midnight, New York City time, on the 40th business day after the commencement of the Offer if we have not accepted such Convertible Notes for purchase by then. Except as otherwise provided in this section, tenders of Convertible Notes are irrevocable.
          For a withdrawal of a tender of Convertible Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary prior to 12:00 midnight, New York City time, at the end of the Expiration Date, by mail, fax or hand delivery at its address or facsimile number listed on the back cover of this Offer to Purchase or by a properly transmitted “Request Message” through ATOP. Any such notice of withdrawal must:
•	specify the name of the person who tendered the Convertible Notes to be withdrawn and the name of the DTC participant whose name appears on the security position listing as the owner of such Convertible Notes, if different from that of the person who deposited the Convertible Notes;

•	contain the aggregate principal amount of Convertible Notes to be withdrawn and the number of the account at DTC to be credited with the withdrawn Convertible Notes;
•	unless transmitted through ATOP, be signed by the holder thereof in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantee(s); and
•	if the Letter of Transmittal was executed by a person other than the DTC participant whose name appears on a security position listing as the owner of the Convertible Notes, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such holder.
          Withdrawal of Convertible Notes can only be accomplished in accordance with the foregoing procedures.
          If you tendered your Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee and wish to withdraw your Convertible Notes, you will need to make arrangements for withdrawal with your nominee. Your ability to withdraw the tender of your Convertible Notes will depend upon the terms of the arrangements you have made with your nominee and, if your nominee is not the DTC participant tendering those Convertible Notes, the arrangements between your nominee and such DTC participant, including any arrangements involving intermediaries between your nominee and such DTC participant.
          If you tendered Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee and you wish to withdraw your Convertible Notes after 5:00 p.m., New York City time, on the Expiration Date, you must make arrangements with your nominee for such nominee to fax a notice of withdrawal to the Depositary at its number on the back cover of this Offer to Purchase on your behalf prior to 12:00 midnight, New York City time, at the end of the Expiration Date.
          Through DTC, the Depositary will return to tendering holders all Convertible Notes in respect of which it has received valid withdrawal instructions promptly after it receives such instructions.
          All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by us. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our determinations of these matters. We reserve the absolute right to reject any or all attempted withdrawals of Convertible Notes that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of a withdrawal as to particular Convertible Notes. A waiver of any defect or irregularity with respect to the withdrawal of any Convertible Note shall not constitute a waiver of the same or any other defect or irregularity with respect to the withdrawal of any other Convertible Note except to the extent we may otherwise so provide. Withdrawals of Convertible Notes shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the Depositary, the Dealer Managers, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.
          Withdrawals may not be rescinded, and any Convertible Notes validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer unless the withdrawn Convertible Notes are validly re-tendered before the expiration of the Offer by following the procedures described under “THE OFFER — Procedures for Tendering the Convertible Notes.”
          If we extend the Offer, are delayed in our acceptance for purchase of Convertible Notes, or are unable to accept for purchase Convertible Notes under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Convertible Notes on our behalf, and such Convertible Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in this section.
Purchase of the Convertible Notes; Payment of Purchase Price
          Upon the terms and conditions of the Offer, promptly following the Expiration Date, we will accept for purchase and pay for, and thereby purchase, all Convertible Notes validly tendered and not validly withdrawn.

          For purposes of the Offer, we will be deemed to have accepted for purchase and therefore purchased Convertible Notes that are validly tendered and not validly withdrawn only when, as and if we give notice to the Depositary of our acceptance of such Convertible Notes for purchase.
          Upon the terms and conditions of the Offer, promptly after the Expiration Date, we will accept for purchase and pay the purchase price, and accrued and unpaid interest payable pursuant to the terms of the Offer, for any and all of the Convertible Notes that are validly tendered and not validly withdrawn.
          We will pay the aggregate purchase price, and accrued and unpaid interest payable pursuant to the terms of the Offer, for each of the Convertible Notes purchased pursuant to the Offer to an account designated by the Depositary, which will act as custodian or nominee for tendering holders for the purpose of receiving payment from us and transmitting payment to the tendering holders.
          We will not pay interest on the purchase price, or the accrued and unpaid interest payable pursuant to the terms of the Offer, with respect to any of the Convertible Notes regardless of any delay in making payment on the part of the Depositary or DTC. In addition, if certain events occur, we may not be obligated to purchase Convertible Notes in the Offer. See the conditions of the Offer under “THE OFFER — Conditions of the Offer.”
          We will pay all transfer taxes, if any, payable on the transfer to us of Convertible Notes purchased under the Offer. If, however, (i) payment of the purchase price is to be made to any person other than the registered holder or (ii) Convertible Notes not tendered for purchase are to be registered in the name of any person other than the registered holder, then the amount of all transfer taxes, if any (whether imposed on the registered holder, the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the purchase price unless satisfactory evidence of the payment of the transfer taxes, or exemption therefrom, is submitted.
Conditions of the Offer
          Notwithstanding any other provision of the Offer, we will not be required to accept for purchase and pay for any Convertible Notes tendered, and may terminate or amend the Offer or may postpone the acceptance for purchase of, or the purchase of and the payment for Convertible Notes, subject to Rule 14e-1(c) under the Exchange Act which require that an offeror pay the consideration offered or return the Convertible Notes tendered promptly after the termination or withdrawal of a tender offer, if:
•	in our reasonable judgment, as determined prior to the expiration of the Offer, the purchase of Convertible Notes will result in any adverse tax consequences to us; or
•	in our reasonable judgment, any of the following shall have occurred and be continuing:
•	there shall have occurred:
•	any general suspension of trading in, or limitation on prices for, securities in the United States securities or financial markets;
•	a material impairment in the trading market for debt or convertible debt securities;
•	any suspension or limitation of trading of any of our securities on any exchange or in the over-the-counter market;
•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);
•	any limitation (whether or not mandatory) by any governmental authority on, or other event that, in our reasonable judgment, would have a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States;

•	any attack on, outbreak or escalation of hostilities or acts of terrorism involving the United States that would reasonably be expected to have a materially adverse effect on our or our affiliates’ business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects; or
•	any significant adverse change in the United States securities or financial markets generally, or in the worldwide market for analytical and research instruments, equipment, reagents and consumables, software and related services, that, in our reasonable judgment, would have a material adverse effect on our or our affiliates’ business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates or in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;
•	the trading price per share of our common stock on the New York Stock Exchange on any day during the Offer is less than 30% of the closing stock price per share of our common stock on the New York Stock Exchange on February 8, 2010;
•	there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Offer or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;
•	there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates, or which would or might, in our reasonable judgment, directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or otherwise adversely affect the Offer in any material manner;
•	there shall have occurred any tender offer with respect to some or all of our outstanding common stock, or any merger, acquisition or other business combination proposal involving us or our affiliates made by any person or entity;
•	there exists any other actual or threatened legal impediment to the Offer or any other circumstances that would, in our reasonable judgment, materially adversely affect the transactions contemplated by the Offer, or the contemplated benefits of the Offer to us or our affiliates;
•	there shall have occurred any development which would, in our reasonable judgment, materially adversely affect our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;
•	an event or events or the likely occurrence of an event or events that would or might reasonably be expected to prohibit, restrict or delay the consummation of the Offer; or
•	the trustee for the Convertible Notes objects in any respect to, or takes any action that would be reasonably likely to materially and adversely affect, the consummation of the Offer, or takes any action that challenges the validity or effectiveness of the procedures used by us in the making of the Offer or in the acceptance of Convertible Notes.
          We expressly reserve the right to amend or terminate the Offer and to reject for purchase any Convertible Notes not previously accepted for purchase, upon the occurrence of any of the conditions of the Offer specified above. In addition, we expressly reserve the right to waive any of the conditions of the Offer, in whole or in part, on or prior to the Expiration Date. We will give prompt notice of any amendment, non-acceptance, termination or waiver to the Depositary, followed by a timely public announcement.

          These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.
          All conditions to the Offer must be satisfied or waived prior to the expiration of the Offer. The Offer is not conditioned upon the tender of any minimum principal amount of Convertible Notes or upon our obtaining any financing.
Market and Recent Prices for the Convertible Notes and the Common Stock
          There is no established reporting system or trading market for trading in the Convertible Notes. We believe that the Convertible Notes are currently traded over-the-counter and that there is currently a correlation between trading prices for the Convertible Notes and the shares of our common stock. Our common stock is listed on the New York Stock Exchange under the symbol “WYN”. The following table sets forth, for the periods indicated, the reported high and low closing sales prices in U.S. dollars for our common stock on the New York Stock Exchange, rounded to the nearest cent.

	Common Stock
	Sales Prices
Calendar Period	High	Low

2008
First quarter	$24.94	$19.25
Second quarter	$24.21	$17.91
Third quarter	$20.55	$14.88
Fourth quarter	$15.29	$2.98
2009
First quarter	$8.71	$2.92
Second quarter	$12.90	$4.75
Third quarter	$16.32	$10.51
Fourth quarter	$21.20	$15.45
2010
First quarter	$25.94	$20.28
Second quarter	$27.59	$20.14
Third quarter	$28.27	$20.12
Fourth quarter	$31.08	$27.32
2011
First quarter (through February 8, 2011)	$30.85	$28.13
          The closing price of our common stock on the New York Stock Exchange on February 8, 2011 was $30.85.
          We urge you to obtain more current price information for our common stock and the Convertible Notes during the Offer period.
          Payment of dividends is at the discretion of our Board of Directors and will depend upon, among other factors, our earnings, capital requirements and financial condition. We have paid quarterly dividends to the holders of our common stock each quarter for the last 14 quarters. We expect to declare a quarterly dividend on our common stock, which is expected to increase by $0.03 per share to approximately $0.15, on February 25, 2011 to be paid on March 25, 2011. We have included a cash payment of $5.00 as part of the consideration for the Convertible Notes to compensate holders of the Convertible Notes for the quarterly dividend on our common stock that we expect to declare prior to the Expiration Date. The $5.00 cash payment is being paid in lieu of adjusting the Fixed Share Amount for the anticipated declaration and payment of a quarterly dividend on our common stock. The Fixed Share Amount will not be adjusted for the declaration of or increase in the anticipated quarterly dividend on our common stock.

          On February 8, 2011, there was $115,780,000 aggregate principal amount of Convertible Notes outstanding.
Source and Amount of Funds
          We would need approximately $291 million to purchase all of the Convertible Notes outstanding as of February 8, 2011, assuming a purchase price per $1,000 principal amount of Convertible Notes of $2,504.87, based on an assumed Average VWAP of $30.85, which is the closing price per share of our common stock on the New York Stock Exchange on February 8, 2011, and assuming that the purchase of Convertible Notes pursuant to the Offer is settled on March 10, 2011.
          If we exercise our rights under the Partial Termination Agreements, we may receive proceeds as a result of the termination of the Call Options and the Warrants.
          We intend to use a combination of cash on hand and borrowings under our existing revolving credit facility, or other debt financings, to pay for all Convertible Notes that we purchase in the Offer and any expense associated with the Partial Termination Agreements. There are no material conditions to our ability to utilize our cash on hand to pay for all the Convertible Notes we will purchase in the Offer and any expense associated with the Partial Termination Agreements. Our revolving credit facility with a bank group provides for up to $970 million of unsecured multi-currency revolving credit that will expire in October 2013. The facility calls for interest at either a LIBOR-based rate or a rate based on the prime lending rate of the agent bank, at our option. The revolving credit facility is subject to a fee of 50 basis points based on total capacity and bears interest at LIBOR plus 250 basis points. The interest rate of this facility is dependent on our credit ratings. As of December 31, 2010, we had $154 million of outstanding borrowings and $28 million of outstanding letters of credit and, as such, the total available remaining capacity was $788 million.
          There is no financing condition to the Offer.
Extension of the Offer; Termination; Amendment
          We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open, and to delay acceptance for purchase of, and payment for any Convertible Notes by giving notice of such extension to the Depositary and making a public announcement of such extension. We also reserve the right, in our sole discretion, to terminate the Offer and not accept for purchase or pay for any Convertible Notes not previously accepted for purchase or paid for, or, subject to applicable law, to postpone payment for Convertible Notes, if any conditions of the Offer fail to be satisfied, by giving notice of such termination or postponement to the Depositary and making a timely public announcement of such termination or postponement. Our reservation of the right to delay acceptance for purchase or to delay payment for Convertible Notes which we have accepted for purchase is limited by Rule 14e-1(c) under the Exchange Act, which require payment of the consideration offered or return of the Convertible Notes promptly after termination or withdrawal of the Offer.
          Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described under “THE OFFER — Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Convertible Notes or by decreasing the principal amount of Convertible Notes being sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Date.
          Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire, Business Wire or other comparable news service.
          If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rule 14e-1(b) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of Convertible Notes sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we:
•	adjust the pricing formula or the minimum purchase price;
•	otherwise increase or decrease the purchase price to be paid for the Convertible Notes; or
•	decrease the principal amount of Convertible Notes we are seeking to purchase, then the Offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described above. The calculation of a purchase price on the basis of the pricing formula described above with respect to the Offer will not be considered an increase or decrease in the price to be paid in the Offer and will not require an extension of the Offer. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.
          Other than an extension of the Offer, we are not aware of any circumstance that would cause us to delay acceptance of any validly tendered Convertible Notes.
Security Ownership
          Neither we, nor to the best of our knowledge, any of our executive officers, directors, affiliates or subsidiaries nor, to the best of our knowledge, any of our subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, (a) owns any Convertible Notes or (b) has effected any transactions involving the Convertible Notes during the 60 days prior to the date of this Offer to Purchase. To the best of our knowledge, we will not acquire any Convertible Notes from any of our directors, officers or affiliates pursuant to the Offer.
Brokerage Commissions
          A registered holder of Convertible Notes that tenders its Convertible Notes directly to the Depositary will not need to pay any brokerage fee or commission to us, the Dealer Managers or the Depositary in connection with the tender of such Convertible Notes. However, if a tendering holder effectuates such tender through its broker, dealer, commercial bank, trust company or other nominee, that holder may be required to pay such entity fees or commissions. If you hold your Convertible Notes through a broker or bank other than the Dealer Managers, you should ask your broker or bank if you will be charged a fee to tender your Convertible Notes through such broker or bank.
Fees and Expenses
          We will bear the expenses of soliciting tenders of Convertible Notes. The principal solicitation is being made by mail. Additional solicitation may, however, be made by e-mail, facsimile transmission, and telephone or in person by our officers and other employees and those of our affiliates and others acting on our behalf. The Company will, upon request, reimburse brokers and dealers for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase to the beneficial owners of Convertible Notes held by them as a nominee or in a fiduciary capacity.
No Recommendation
          None of us, our management or Board of Directors, the Dealer Managers, the Depositary or the Information Agent makes any recommendation to any holder of Convertible Notes as to whether to tender any Convertible Notes. None of us, our management or Board of Directors, the Dealer Managers, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, the Dealer Managers, the Depositary or the Information Agent.
          Before making your decision, we urge you to read this Offer to Purchase, including the documents incorporated by reference herein, and the Letter of Transmittal in their entirety. We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.
Persons Employed in Connection with the Offer
Dealer Managers
          The Dealer Managers for the Offer are Deutsche Bank Securities Inc. and Goldman, Sachs & Co. We have agreed to pay the Dealer Managers a customary fee for their services as Dealer Managers in connection with the Offer and to reimburse the Dealer Managers for certain expenses incurred in connection with the Offer. We have also agreed to indemnify the Dealer Managers against certain liabilities that may arise in connection with the Offer, including liabilities under the federal securities laws.
          The Dealer Managers and their affiliates have rendered and may in the future render various investment banking, lending and commercial banking services and other advisory services to us and our subsidiaries. The Dealer Managers are also lenders under our revolving credit facility. The Dealer Managers have received, and may in the future receive, customary compensation from us and our subsidiaries for such services. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Managers and their affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. The Dealer Managers may from time to time hold Convertible Notes and shares of our common stock in their proprietary accounts, and, to the extent they own Convertible Notes in these accounts at the time of the Offer, the Dealer Managers may tender these Convertible Notes.
Depositary
          Global Bondholder Services Corporation has been appointed as the Depositary for the Offer. We have agreed to pay the Depositary reasonable and customary fees for its services and will reimburse the Information Agent for its reasonable out-of-pocket expenses. All documents, if any, required to be delivered to the Depositary should be sent or delivered to the Depositary at the address listed on the back cover of this Offer to Purchase. Delivery of the Letter of Transmittal to an address or transmission of instructions via facsimile other than as set forth on the back cover of this Offer to Purchase does not constitute a valid delivery of the Letter of Transmittal or such instructions. See “THE OFFER — Procedures for Tendering the Convertible Notes”.
Information Agent
          Global Bondholder Services Corporation has been appointed as the Information Agent for the Offer. We have agreed to pay the Information Agent reasonable and customary fees for its services and will reimburse the Information Agent for its reasonable out-of-pocket expenses. Any questions and requests for assistance or requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent at the address listed on the back cover of this Offer to Purchase.
Transactions Related to the Offer
          In May 2009, contemporaneous with the original offering of the Convertible Notes, we (i) purchased call options on our common stock with a strike price equal to the per share conversion price of the Convertible Notes (the “Call Options”) to offset our exposure to cash payments upon conversion of any Convertible Notes, and (ii) sold warrants on our common stock with a strike price of approximately $20 per share, which may be settled in net shares or cash at our option (the “Warrants”).
          We have entered into an Agreement of Tender Offer Related Partial Call and Warrant Termination (each a “Partial Termination Agreement”) with each of the three banks that is a counterparty with respect to the Call Options and the Warrants. Under the Partial Termination Agreements, we may, upon consummation of the Offer, elect to terminate, in the aggregate, on a ratable basis among the three bank counterparties, a percentage of the Call Options and the Warrants equivalent to the percentage of the outstanding aggregate principal amount of the Convertible Notes acquired through the Offer. Under the terms of the Partial Termination Agreements, if we elect to early terminate, we have agreed to purchase after the completion of the Offer an amount of shares of our common stock equal to the number of net shares of common stock purchased by the three counter party banks.
Miscellaneous
          This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of our Convertible Notes and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our list of holders of Convertible Notes or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Convertible Notes.
          The Offer is not being made to (nor will tenders of Convertible Notes be accepted from or on behalf of) holders of Convertible Notes in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, we, in our sole discretion, may take such action as we may deem necessary to make or extend the Offer in any such jurisdiction.
          We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If it becomes aware of any jurisdiction where the making of the Offer or the acceptance of Convertible Notes pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Convertible Notes in such jurisdiction.
          None of us, our management or Board of Directors, the Dealer Managers, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, the Dealer Managers, the Depositary or the Information Agent.

PURPOSES, EFFECTS AND PLANS
Purposes of the Offer
          The principal purpose of the Offer is to reduce the amount of Convertible Notes outstanding. To the extent that any Convertible Notes are tendered and accepted in the Offer, we will reduce the risk that the cost to us of settling our conversion obligations under the Convertible Notes, which is a function of the trading price of our common stock, will increase in the event that the trading price of our common stock increases.
Future Purchases
          Following completion of the Offer, we may repurchase additional Convertible Notes that remain outstanding in the open market, in privately negotiated transactions or otherwise. Future purchases of Convertible Notes that remain outstanding after the Offer may be on terms that are more or less favorable than the Offer. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.
Material Differences in the Rights of Convertible Note Holders as a Result of the Offer
Effects on the Holders of Convertible Notes Tendered and Accepted in the Offer
          If your Convertible Notes are tendered and accepted in the Offer, you will receive the purchase price per $1,000 principal amount of Convertible Notes tendered and accepted, but will give up rights and obligations associated with ownership of such Convertible Notes. Below is a summary of certain rights that you will forgo and obligations of which you will be relieved if you tender your Convertible Notes and the tender is accepted. The summary below does not purport to describe all of the terms of the Convertible Notes and is qualified in its entirety by reference to the Indenture, dated as of November 20, 2008 (the “Base Indenture”), between the Company and U.S. Bank National Association (the “Trustee”), as amended by the Second Supplemental Indenture, dated as of May 19, 2009, between the Company and the Trustee, (the “Second Supplemental Indenture” and collectively, with the Base Indenture, the “Indenture”), each of which is incorporated herein by reference. See “WHERE YOU CAN FIND MORE INFORMATION”.
          Cash Distributions. If you continue to hold any Convertible Notes after settlement of the Offer, you will be entitled under the terms of the Convertible Notes to receive regular semi-annual interest payments at the rate of 3.50% per annum.
          Conversion Rights of Holders. If you continue to hold any Convertible Notes after settlement of the Offer, subject to the conditions and during the periods and under the circumstances described below, you may convert your Convertible Notes into a cash settlement amount determined by reference to the then applicable conversion rate (as of the date of this Offer to Purchase 79.5745 shares of our common stock per $1,000 principal amount of Convertible Notes) (subject to adjustment upon the occurrence of certain events), (i) prior to the close of business on the business day immediately preceding February 1, 2012, only upon satisfactions of one or more of the conditions described below and (ii) on or after February 1, 2012, at any time prior to the close of business on the second scheduled trading day immediately preceding May 1, 2012 irrespective of the conditions described below:
•	You may surrender all or a portion of your Convertible Notes for conversion into a cash settlement amount during any fiscal quarter (and only during such fiscal quarter) commencing after June 30, 2009 if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price in effect on each applicable trading day.
•	You may surrender your Convertible Notes for conversion into a cash settlement amount during the five business day period after any 10 consecutive trading day period in which the trading price per $1,000 principal amount of Convertible Notes, for each day of such period was less than 98% of the product of the last reported sale price of the common stock and the applicable conversion rate.
•	If we elect to:

•	issue to all or substantially all holders of common stock certain rights or warrants entitling them for a period of not more than 45 calendar days after the announcement date of such issuance to subscribe for or purchase shares of common stock at a price per share less than the average of the last reported sale prices of common stock for the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement of such issuance; or
•	distribute to all or substantially all holders of common stock assets, debt securities or certain rights to purchase securities of the Company, which distribution has a per share value, as reasonably determined by the board of directors, exceeding 10% of the last reported sale price of the common stock on the trading day preceding the date of announcement for such distribution, then, in each case, the Company shall notify you, in the manner provided in the Indenture, at least 30 scheduled trading days prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, you may surrender the Convertible Notes for conversion into a cash settlement amount at any time until the earlier of the close of business, on the business day immediately prior to such ex-dividend date and our announcement that such issuance or distribution will not take place, even if the Convertible Notes are not otherwise convertible at such time.
•	If a transaction or event that constitutes a Fundamental Change or a Make-Whole Fundamental Change (each as defined in the Indenture) occurs, regardless of whether you have the right to require the Company to purchase the Convertible Notes pursuant to the Indenture, or if the Company is a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of the Company’s assets, pursuant to which the common stock would be converted into cash, securities or other assets, you may surrender Convertible Notes for conversion into a cash settlement amount at any time from and after the date that is the later of (i) 40 scheduled trading days prior to the anticipated effective date of such transaction and (ii) the date the Company publicly announces such date until the date that is 45 trading days after the actual effective date of such transaction. The Company will publicly announce and notify you and the Trustee as promptly as practicable following the date the Company determines the anticipated effective date of such transaction.
          Purchase at Option of Holders upon a Fundamental Change. If you continue to hold any Convertible Notes after settlement of the Offer, in the event we undergo a Fundamental Change (as defined in the Indenture), you will have the right, at your option, to require us to purchase your Convertible Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, for a cash purchase price equal to 100% of the principal amount of the Convertible Notes to be purchased plus accrued and unpaid interest, if any, to the purchase date.
Effects on the Holders of Convertible Notes not Tendered in the Offer
          The rights and obligations under the Convertible Notes, if any, that remain outstanding after settlement of the Offer will not change as a result of the Offer.
          Following settlement of the Offer, any trading market for the remaining outstanding Convertible Notes may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of any trading in the Convertible Notes. Although you may be able to sell Convertible Notes that you do not tender after settlement of the Offer, we cannot predict or assure you the price at which you will be able to sell such Convertible Notes, which may be higher or lower than the purchase price paid by us in the Offer. Settlement of the Offer will further reduce the liquidity of the Convertible Notes, and there can be no assurance that holders of the Convertible Notes after the completion of the Offer will be able to find willing buyers for their Convertible Notes after the Offer. See below under “— Effects of the Offer on the Market for Convertible Notes”.
          The closing price of our common stock on the New York Stock Exchange on February 8, 2011 was $30.85 per share. The product of such closing price and the Fixed Share Amount of 79.5745 shares of our common stock per $1,000 principal amount of Convertible Notes (subject to adjustment in certain events) equals $2,454.87. Subject to the terms and conditions, and during the periods and under the circumstances, described above, the Convertible Notes may be converted into a cash settlement amount at any time prior to the close of business on the second scheduled trading day immediately preceding May 1, 2012.

Effects of the Offer on the Market for Convertible Notes
          Our purchase of Convertible Notes in the Offer will reduce the principal amount of Convertible Notes that might otherwise be traded publicly and may reduce the number of holders of our Convertible Notes. There is no established reporting system or trading market for trading in the Convertible Notes. However, we believe the Convertible Notes are currently traded over-the-counter.
          Following settlement of the Offer, any trading market for the remaining outstanding Convertible Notes may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of any trading in the Convertible Notes. You may be able to sell Convertible Notes that you do not tender, however, we cannot predict or assure you the price at which you will be able to sell such Convertible Notes, which may be higher or lower than the purchase price paid by us in the Offer. Settlement of the Offer will further reduce the liquidity of the Convertible Notes, and there can be no assurance that holders of the Convertible Notes after the completion of the Offer will be able to find willing buyers for their Convertible Notes after the Offer.
Retirement and Cancellation
          Any Convertible Notes not tendered or tendered but not accepted because they were not validly tendered shall remain outstanding upon completion of the Offer. All Convertible Notes validly tendered and accepted in the Offer will be retired and cancelled.
Accounting Treatment of Repurchases of the Convertible Notes in the Offer
          The consideration we pay for any Convertible Notes will extinguish the carrying value of the Convertible Notes, which includes the then current fair value of the conversion feature that is bifurcated for accounting purposes. The difference between the consideration we pay and the carrying value of the Convertible Notes plus related unamortized debt issuance costs will be recorded as a gain/loss on extinguishment in the income statement.
Certain Material United States Federal Income Tax Considerations
          IRS CIRCULAR 230 DISCLOSURE: To ensure compliance with requirements imposed by the United States Internal Revenue Service, we inform you that any tax advice contained in this communication (including any attachments) was not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding tax-related penalties under the United States Internal Revenue Code of 1986, as amended (the “Code”). Any such statement herein was written in connection with the promotion or marketing of the transactions or matters to which the statement relates. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.
          The following is a summary of certain material United States federal income tax considerations relating to the Offer as of the date hereof. This discussion is based upon the Code, Treasury Regulations thereunder and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of United States federal income taxation that may be applicable to holders in light of their particular circumstances, or to holders subject to special treatment under United States federal income tax law, such as financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for United States federal income tax purposes, dealers in securities or currencies, traders in securities that elect the mark-to-market method of accounting, expatriates, persons deemed to have sold the Convertible Notes under the constructive sale provisions of the Code and persons that hold the Convertible Notes as part of a straddle, hedge, conversion transaction or other integrated investment. In addition, this summary does not discuss any (1) United States federal income tax consequences to a Non-United States Holder, as defined below, that (A) is engaged in the conduct of a United States trade or business, (B) is a nonresident alien individual who is (or is deemed to be) present in the United States for 183 or more days during the taxable year, or (C) owns (or has owned) actually and/or constructively more than 5% of the fair market value of our common stock or 5% of the fair market value of the Convertible Notes, or owned actually and/or constructively on the date of acquisition of its Convertible Notes, Convertible Notes with a fair market value of more than 5% of the aggregate fair market value of our common stock, or (2) tax consequences to United States Holders, as defined below, whose “functional currency” is not the United States dollar. This summary only applies to holders who hold our Convertible Notes as “capital assets” (generally, property held for investment) under the

Code. No ruling from the Internal Revenue Service (“IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Furthermore, this discussion does not address any United States federal estate, gift or alternative minimum tax consequences or any state, local or foreign tax consequences. Holders are urged to consult their tax advisors regarding the United States federal, state, local, and foreign income and other tax consequences of the receipt of cash in exchange for the Convertible Notes pursuant to this Offer.
          For purposes of this summary, the term “United States Holder” means a beneficial owner of a Convertible Note that is, for United States federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for United States federal income tax purposes, that is created or organized under the laws of the United States, any of the States or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of such trust, or (B) that has made a valid election to be treated as a United States person for United States federal income tax purposes. A beneficial owner of a Convertible Note that is not a United States Holder or a partnership is referred to herein as a “Non-United States Holder.” If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) owns Convertible Notes, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns the Convertible Notes should consult their tax advisors as to the particular United States federal income tax consequences applicable to them.
Constructive Distributions
          Under the terms of the Convertible Notes, if we make a cash dividend to all or substantially all of the holders of our common stock, other than a regular quarterly cash dividend that does not exceed $0.04, then the conversion rate of the Convertible Notes is increased to take into account such distribution. Since March 2010, we have paid quarterly cash dividends of $0.12 per share to holders of our common stock, which resulted in a series of increases to the conversion rate of the Convertible Notes, amounting to an aggregate increase of 1.0322 shares per $1,000 principal amount of Convertible Notes. We expect to declare a quarterly dividend on our common stock of $0.15 on February 25, 2011 to be paid on March 25, 2011, which will result in a further adjustment to the conversion rate of any Convertible Notes not tendered in this Offer.
          Under section 305(c) of the Code, an adjustment (or the failure to make an adjustment) to the conversion rate of the Convertible Notes that has the effect of increasing a holder’s proportionate interest in our assets or earnings may result in a deemed distribution to a holder for United States federal income tax purposes. Under these rules, the conversion rate adjustments, described above, that have been or will be made in order to reflect cash dividends paid on our common stock have resulted or will result in deemed distributions to holders of Convertible Notes, even though the holders have not received any cash or property as a result of such adjustments.
United States Holders
          Any deemed distribution was or will be taxable as a dividend to a United States Holder to the extent paid from our current or accumulated earnings and profits. Any amounts in excess of our current and accumulated earnings and profits were or will be treated as return of capital to the extent of the United States Holder’s basis in the Convertible Note and thereafter as capital gain.
          It is not clear whether a constructive dividend deemed paid to a non-corporate United States Holder would be eligible for the special reduced rate of United States federal income tax generally applicable to certain dividends received before January 1, 2013. It is also unclear whether corporate United States Holders would be entitled to claim the dividends-received deduction.
Non-United States Holders
          In general, any deemed distribution received by a Non-United States Holder with respect to the Convertible Notes was or will be subject to withholding of United States federal income tax at a 30% rate, unless such rate is reduced by an applicable United States income tax treaty. Because a constructive dividend deemed received by a

Non-United States Holder would not give rise to any cash from which any applicable withholding tax could be satisfied, in such event, we or others would satisfy any such withholding by reducing payments of cash, including without limitation cash paid pursuant to this Offer, credited to a Non-United States Holder.
          In order to claim the benefit of a United States income tax treaty, you must provide a properly executed IRS Form W-8BEN claiming the treaty benefits prior to the payment of any amount described above from which we or others would satisfy our withholding obligation. A Non-United States Holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.
Consequences to United States Holders Who Receive Cash Pursuant to the Offer
          The following is a summary of certain material United States federal income tax consequences that will apply to you if you are a United States Holder. Certain material United States federal income tax consequences to Non-United States Holders are described under “— Consequences to Non-United States Holders Who Receive Cash Pursuant to the Offer” below.
          A United States Holder that receives cash in exchange for a Convertible Note pursuant to the Offer will recognize a gain or loss equal to the difference between (1) the sum of cash received (except to the extent such cash is attributable to accrued and unpaid interest, which, to the extent not previously included in income, generally will be taxable as ordinary income at the time it is paid or accrued in accordance with the United States Holder’s method of accounting for United States federal income tax purposes) and (2) the United States Holder’s adjusted tax basis in the Convertible Note. A United States Holder’s adjusted tax basis in a Convertible Note generally will equal the cost of the Convertible Note, increased by any amounts includible in income by the United States Holder as market discount pursuant to an election and by the amount of any deemed distribution includible by the United States Holder, as described above in “— Constructive Distributions — United States Holders,” and reduced by any amortized premium that the United States Holder has previously elected to deduct and by any amounts treated as a return of capital, as described above in “— Constructive Distributions — United States Holders.” Subject to the market discount rules discussed below, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the United States Holder has held the Convertible Note for more than one year. Long-term capital gains recognized by certain non-corporate United States Holders, including individuals, generally will be subject to a reduced tax rate, provided that certain holding period and other applicable requirements are satisfied. The deductibility of capital losses is subject to limitations.
          A United States Holder who had acquired Convertible Notes with more than a de minimis market discount (i.e., more than a de minimis excess of the stated redemption price at maturity over the basis of such Convertible Note immediately after acquisition by the United States Holder) generally will be required to treat gain on the sale of such Convertible Notes as ordinary income to the extent of the market discount accrued to the date of the disposition and not previously included in the United States Holder’s income.
Consequences to Non-United States Holders Who Receive Cash Pursuant to the Offer
          The following is a summary of certain material United States federal income tax consequences that will apply to you if you are a Non-United States Holder of Convertible Notes.
          Any gain realized on the receipt of cash in exchange for a Convertible Note (except with respect to the portion of the cash, if any, attributable to accrued and unpaid interest, which would be taxed as described below) generally will not be subject to United States federal income tax. However, a portion of cash paid in the Offer may be used to satisfy the withholding obligations with respect to prior deemed dividends, as described above in “— Constructive Distributions — Non United States Holders.”
          The United States generally imposes a 30% United States federal withholding tax on payments of interest made to Non-United States Holders. A Non-United States Holder will not be subject to the 30% United States federal withholding tax with respect to the portion of the cash attributable to accrued and unpaid interest on the Convertible Notes, provided that:
•	such Non-United States Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	such Non-United States Holder is not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person”; and
•	such Non-United States Holder provides its name and address, and certifies, under penalties of perjury, that it is not a United States person (on a properly executed IRS Form W-8BEN), or such Non-United States Holder holds its Convertible Notes through certain foreign intermediaries and both the Non-United States Holder and the foreign intermediaries satisfy the certification requirements of applicable Treasury Regulations.
          If a Non-United States Holder cannot satisfy the requirements described above, such Non-United States Holder will be subject to the 30% United States federal withholding tax with respect to the portion of the cash attributable to accrued and unpaid interest on the Convertible Notes, unless the Non-United States Holder properly claims an exemption from or reduction in withholding under the benefit of an applicable United States income tax treaty. In order to claim the benefit of a United States income tax treaty, the Non-United States Holder must provide a properly executed IRS Form W-8BEN to the payor for treaty benefits prior to the payment of the cash from such payor. A Non-United States Holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.
Backup Withholding and Information Reporting
United States Holders
          Payments of cash in exchange for a Convertible Note, including any cash attributable to accrued but unpaid interest, generally are subject to information reporting unless the United States Holder is an exempt recipient (such as a corporation). Such payments may also be subject to United States federal backup withholding at the applicable rate if the recipient of such payment fails to supply a taxpayer identification number and otherwise comply with the rules for establishing an exemption from backup withholding. Amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided that certain information is furnished to the IRS.
Non-United States Holders
          A Non-United States Holder generally will be required to comply with certain certification procedures to establish that such holder is not a United States person in order to avoid backup withholding with respect to payments of cash in exchange for a Convertible Note, including any cash attributable to accrued but unpaid interest. In addition, we are required to annually report to the IRS and to each Non-United States Holder the amount of any interest paid to such Non-United States Holder, regardless of whether any tax was actually withheld. Copies of the information returns reporting such interest payments and the amount withheld may also be made available to the tax authorities in the country in which a Non-United States Holder resides under the provisions of an applicable income tax treaty. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against the Non-United States Holder’s United States federal income tax liability, provided that certain required information is provided to the IRS.

The Depositary for the Offer is:
Global Bondholder Services Corporation

By Hand, Overnight Delivery or Mail (Registered or Certified Mail Recommended):	By Facsimile Transmission (for Eligible Institutions only):
Global Bondholder Services Corporation 65 Broadway, Suite 404 New York, New York 10006 Attention: Corporate Actions	Global Bondholder Services Corporation (212) 430-3775 Attention: Corporate Actions
Confirm by Telephone:
(212) 430-3774
          Any questions or requests for assistance may be directed to the Dealer Managers or the Information Agent at their respective telephone numbers as set forth below. Any requests for additional copies of this Offer to Purchase, the Letter of Transmittal or related documents may be directed to the Information Agent. A holder may also contact such holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
Global Bondholder Services Corporation
65 Broadway, Suite 404
New York, New York 10006
Banks and Brokers, Call Collect:
(212) 430-3774
All Others Call Toll Free:
(866) 470-3800
The Dealer Managers for the Offer are:

Deutsche Bank Securities Inc. Attn: Equity Capital Markets Syndicate Desk 60 Wall Street New York, New York 10005 Toll Free: (800) 503-4611 Collect: (212) 250-5600	Goldman, Sachs & Co. Attn: Liability Management Group 200 West Street, 7th Floor New York, New York 10282 Toll Free: (800) 828-3182 Collect: (212) 902-5183